Exhibit 99.2

FINANCIAL DISCUSSION DOCUMENT

The Company has three reportable segments: Consumer Digital Imaging Group (CDG), Film, Photofinishing and Entertainment Group (FPEG), and Graphic Communications Group (GCG). Within each of the Company’s reportable segments are various components, or Strategic Product Groups (SPGs). Throughout the remainder of this document, references to the segments’ SPGs are indicated in italics. The balance of the Company’s continuing operations, which individually and in the aggregate do not meet the criteria of a reportable segment, are reported in All Other.

2008 COMPARED WITH 2007

Fourth Quarter

RESULTS OF OPERATIONS – CONTINUING OPERATIONS

CONSOLIDATED

(in millions, except per share data)	Three Months Ended
	December 31
	2008	% of Sales	2007	% of Sales	Increase / (Decrease)	% Change

Net sales	$2,433		$3,220		(787)	-24%
Cost of goods sold	1,935		2,425		(490)	-20%
Gross profit	498	20.5%	795	24.7%	(297)	-37%
Selling, general and administrative expenses	403	17%	525	16%	(122)	-23%
Research and development costs	120	5%	140	4%	(20)	-14%
Restructuring costs, rationalization and other	100		63		37	59%
Other operating expenses (income), net	(5)		(63)		58	-92%
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	(120)	-5%	130	4%	(250)	-192%
Interest expense	28		29		(1)	-3%
Other income (charges), net	17		8		9	113%
(Loss) earnings from continuing operations before income taxes	(131)		109		(240)	-220%
Provision for income taxes	2		17		(15)	-88%
(Loss) earnings from continuing operations	(133)	-5%	92	3%	(225)	-245%
(Loss) earnings from discontinued operations, net of income taxes	(4)		123		(127)	-103%
NET (LOSS) EARNINGS	$(137)		$215		$(352)	-164%

	Three Months Ended
	December 31		Change vs. 2007
	2008	Change vs. 2007	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$2,433	-24.4%	-13.3%	-8.5%	-2.6%	n/a

Gross profit margin	20.5%	-4.2pp	n/a	-5.6pp	-1.7pp	3.1pp

The Company’s operating results in the fourth quarter of 2008 were negatively impacted by a dramatic decline in demand as a result of the global economic slowdown. The demand for the Company’s consumer products is largely discretionary in nature, and sales and earnings of the Company’s consumer businesses are linked to the timing of holidays, vacations, and other leisure or gifting seasons. The fourth quarter of 2008 was marked by weak consumer holiday spending, the impacts of which were significant in the Company’s digital camera and digital picture frame businesses in the CDG segment. In the GCG segment, tightening credit availability, combined with the weak economy, resulted in a reduction of capital spending, negatively impacting equipment sales as well. The reduction of global print demand had a negative impact on GCG consumables sales. The weak economy also accelerated the decline of Film Capture and Traditional Photofinishing within the FPEG segment in the fourth quarter.

The Company is currently performing impairment testing of its goodwill and long-lived assets. It is likely that non-cash impairment charges, which could be material, will be recorded in the fourth quarter of 2008 based on these analyses. Therefore, the fourth quarter results are preliminary, subject to the completion of these analyses.

Worldwide Revenues

For the three months ended December 31, 2008, net sales decreased by 24% compared with the same period in 2007 primarily due to the economic factors discussed above and their resulting impact on sales volume and price/mix, as well as the foreign exchange effects of a strengthening U.S. dollar in the quarter. CDG and GCG revenue combined, also known as Digital revenue, declined by 23% to $1,779 million, largely attributable to Digital Capture and Devices in CDG, although all digital businesses saw revenue declines in the quarter compared with the same period in 2007. FPEG revenues declined by 27% as compared with the prior year, largely on the volume deterioration in Film Capture and, to a lesser extent, in Traditional Photofinishing.

Gross Profit

Gross profit declined in the fourth quarter of 2008 in both dollars and as a percentage of sales, primarily due to unfavorable price/mix across all segments, lower sales volumes and unfavorable foreign exchange, partially offset by modest reductions in manufacturing and other costs in FPEG and CDG. The improvements in manufacturing and other costs were driven by lower benefit costs (including other postemployment benefits), lower depreciation expense due to the change in useful lives executed in the first quarter of 2008 that benefited FPEG, manufacturing efficiencies within CDG, and lower restructuring-related charges.

Included in gross profit for the quarter is a new non-recurring intellectual property licensing agreement within Digital Capture and Devices. The impact of this licensing agreement contributed approximately 4.7% of consolidated revenue to consolidated gross profit dollars in the current quarter, as compared with 5.2% of consolidated revenue to consolidated gross profit dollars for a non-recurring arrangement in the prior year quarter. The new agreement in the current quarter also provides the Company with an opportunity for continued collaboration with the licensee.

In the first quarter of 2008, the Company performed an updated analysis of expected industry-wide declines in the traditional film and paper businesses and its useful lives on related assets. This analysis indicated that the assets will continue to be used in these businesses for a longer period than previously anticipated. As a result, the Company revised the useful lives of certain existing production machinery and equipment, and manufacturing-related buildings effective January 1, 2008. These assets, which were previously set to fully depreciate by mid-2010, are now being depreciated with estimated useful lives ending from 2011 to 2015. The change in useful lives reflects the Company’s estimate of future periods to be benefited from the use of the property, plant, and equipment. As a result of these changes, for full year 2008 the Company reduced depreciation expense by approximately $107 million, of which approximately $95 million benefited pretax earnings from continuing operations. The net impact of the change in estimate to earnings from continuing operations for the three months ended December 31, 2008 was an increase of $26 million, or $.09 on a fully-diluted earnings per share basis.

Selling, General and Administrative Expenses

The decrease in consolidated selling, general and administrative expenses (SG&A) was a result of company-wide cost reduction actions, and favorable foreign exchange.

Research and Development Costs

The decrease in consolidated research and development costs (R&D) was primarily the result of company-wide cost reduction actions and a tighter focus on core priorities.

Restructuring Costs, Rationalization and Other

These costs, as well as the restructuring and rationalization-related costs reported in cost of goods sold, are discussed under "RESTRUCTURING COSTS, RATIONALIZATION AND OTHER" section.

Other Operating (Income) Expenses, Net

This category includes gains and losses on sales of capital assets and certain asset impairment charges. The year-over-year change was largely driven by significant one-time gains in the 2007 quarter on numerous sales of capital assets, while there were fewer such transactions in the 2008 quarter.

As discussed above, the Company is currently performing impairment testing of its goodwill and long-lived assets. It is likely that non-cash impairment charges, which could be material, will be recorded in the fourth quarter of 2008 based on these analyses. Therefore, the fourth quarter results presented here are preliminary, subject to the completion of these analyses.

Other Income (Charges), Net

This category includes interest income, income and losses from equity investments, and foreign exchange gains and losses. The increase compared with the prior year was primarily attributable to the 2007 impairment of an equity method investment and current quarter gains on foreign exchange transactions. These increases were partially offset by lower interest income due to lower year-over-year cash balances and lower interest rates.

Income Tax Provision

(dollars in millions)	Three Months Ended
	December 31
	2008	2007
(Loss) earnings from continuing operations before income taxes	($131)	$109
Provision for income taxes	$2	$17
Effective tax rate	(1.5)%	15.6%

The change in the Company’s effective tax rate from continuing operations is primarily attributable to: (1) earnings generated within the U.S. in the fourth quarter of 2008 that were not taxed due to the impact of valuation allowances, (2) a tax benefit recorded in continuing operations in 2007 for losses in certain jurisdictions where historically there have been valuation allowances due to the recognition of the pre-tax gain in discontinued operations, (3) the increase, release or establishment of valuation allowances in certain jurisdictions outside the U.S. that are evaluated separately by jurisdiction and dependent on its specific circumstances, (4) the mix of earnings from operations in foreign jurisdictions that have different income tax rates and are not in a valuation allowance position, and (5) adjustments relating to 2007 tax rate changes in certain jurisdictions outside the U.S.

CONSUMER DIGITAL IMAGING GROUP

(dollars in millions)	Three Months Ended
	December 31
	2008	% of Sales	2007	% of Sales	Increase / (Decrease)	% Change

Total net sales	$958		$1,372		(414)	-30%
Cost of goods sold	796		1,013		(217)	-21%
Gross profit	162	16.9%	359	26.2%	(197)	-55%
Selling, general and administrative expenses	152	16%	203	15%	(51)	-25%
Research and development costs	50	5%	65	5%	(15)	-23%
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	$(40)	-4%	$91	7%	$(131)	-144%
	Three Months Ended
	December 31		Change vs. 2007
	2008 Amount	Change vs. 2007	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$958	-30.2%	-12.1%	-16.1%	-2.0%	n/a

Gross profit margin	16.9%	-9.3pp	n/a	-11.0pp	-1.9pp	3.6pp

Worldwide Revenues

Net sales for CDG decreased 30% in the current quarter primarily as a result of the sharp decline in consumer demand globally. The economic downturn experienced in the fourth quarter is unprecedented and has impacted all industries that rely on consumer discretionary spending. CDG net sales in the fourth quarter declined from 42% of CDG’s full-year revenue for 2007 to only 31% of full-year revenue for 2008. However, Kodak has continued to maintain or increase its market share position in key product categories in which it participates.

Net sales of Digital Capture and Devices, which includes consumer digital still and video cameras, digital picture frames, accessories, memory products, snapshot printers and related media, and intellectual property royalties, decreased 36% in the fourth quarter of 2008 as compared with the prior year quarter, primarily reflecting unfavorable price/mix experienced in digital cameras and digital picture frames, decreased volumes of digital cameras and snapshot printing, lower total intellectual property royalties (see gross profit discussion below), and unfavorable foreign exchange.

Net worldwide sales of Consumer Inkjet Systems, which includes inkjet printers and related consumables, decreased slightly, primarily due to lower printer sales into retail locations, unfavorable price/mix and foreign exchange. Sell through of inkjet printers for the full year more than doubled compared with the prior year, resulting in an estimated installed base of more than 1 million printers as of December 31, 2008.

Net sales of Retail Systems Solutions, which includes kiosks and related media and APEX drylab systems, decreased 9% in the fourth quarter of 2008, reflecting volume declines and unfavorable foreign exchange, partially offset by favorable price/mix in kiosk media.

Gross Profit

The decrease in gross profit dollars and margin for CDG was primarily attributable to unfavorable price/mix within Digital Capture and Devices, lower intellectual property royalties and unfavorable foreign exchange, partially offset by reduced manufacturing and other costs, primarily in digital picture frames.

Included in gross profit for the quarter is a new non-recurring intellectual property licensing agreement. The impact of this licensing agreement contributed approximately 12.0% of segment revenue to segment gross profit dollars in the current quarter, as compared with 12.2% of segment revenue to segment gross profit dollars for a non-recurring arrangement in the prior year quarter. The new agreement in the current quarter provides the Company with an opportunity for continued collaboration with the licensee.

The current quarter results also include approximately $32 million related to intellectual property licensing arrangements under which the Company’s continuing obligations have been fulfilled as of the end of 2008. The Company expects to secure other new licensing arrangements, the timing and amounts of which are difficult to predict. These types of arrangements provide the Company with a return on portions of historical R&D investments and new licensing opportunities are expected to have a continuing impact on the results of operations.

Selling, General and Administrative Expenses

The decrease in SG&A expenses for CDG was driven by ongoing efforts to achieve target cost models, including lower and more efficient advertising spend.

Research and Development Costs

The decrease in R&D costs for CDG was primarily due to reduced spending in 2008 related to the introduction of consumer inkjet printers in 2007, as well as focused cost reduction actions.

FILM, PHOTOFINISHING AND ENTERTAINMENT GROUP

(dollars in millions)	Three Months Ended
	December 31
	2008	% of Sales	2007	% of Sales	Increase / (Decrease)	% Change

Total net sales	$652		$894		$(242)	-27%
Cost of goods sold	512		726		(214)	-29%
Gross profit	140	21.5%	168	18.8%	(28)	-17%
Selling, general and administrative expenses	91	14%	138	15%	(47)	-34%
Research and development costs	10	2%	13	1%	(3)	-23%
Earnings from continuing operations before interest expense, other income (charges), net and income taxes	$39	6%	$17	2%	$22	129%
	Three Months Ended
	December 31		Change vs. 2007
	2008 Amount	Change vs. 2007	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$652	-27.1%	-23.8%	-0.5%	-2.8%	n/a

Gross profit margin	21.5%	2.7pp	n/a	-2.9pp	-1.0pp	6.6pp

Worldwide Revenues

Net sales for FPEG decreased 27% primarily reflecting continuing declines in the consumer film industry and reduced demand due to the global economic slowdown. Net worldwide sales of Film Capture and Traditional Photofinishing decreased 56% and 27%, respectively, in the fourth quarter of 2008 as compared with the fourth quarter of 2007.

Net worldwide sales for Entertainment Imaging decreased 10% compared with the prior year, reflecting volume declines and unfavorable foreign exchange, partially offset by favorable price/mix. The volume declines are primarily due to the delay in creation of feature films resulting from the uncertainty surrounding the industry threat of a labor strike, as well as the weak economy.

Gross Profit

FPEG gross profit margin increased in the current quarter led by improvement in Entertainment Imaging and Traditional Photofinishing. Manufacturing and other costs decreased due to the benefit of lower depreciation expense as a result of the change in useful lives executed during the first quarter of this year, and lower benefit costs (including other postemployment benefits), partially offset by increased silver costs. The primary drivers of unfavorable price/mix were within Film Capture and Traditional Photofinishing.

The decrease in FPEG gross profit dollars is primarily a result of declines in sales volume within Film Capture, unfavorable price/mix within Film Capture and Traditional Photofinishing, and unfavorable foreign exchange in Entertainment Imaging.

Selling, General and Administrative Expenses

The decline in SG&A expenses for FPEG was attributable to lower benefit costs (including other postemployment benefits), ongoing efforts to achieve target cost models, as well as favorable foreign exchange.

GRAPHIC COMMUNICATIONS GROUP

(dollars in millions)	Three Months Ended
	December 31
	2008	% of Sales	2007	% of Sales	Increase / (Decrease)	% Change

Total net sales	$821		$953		(132)	-14%
Cost of goods sold	631		685		(54)	-8%
Gross profit	190	23.1%	268	28.1%	(78)	-29%
Selling, general and administrative expenses	139	17%	183	19%	(44)	-24%
Research and development costs	55	7%	55	6%	-	0%
(Loss) earnings from continuing operations before interest, other income (charges), net and income taxes	$(4)	0%	$30	3%	$(34)	-113%
	Three Months Ended
	December 31		Change vs. 2007
	2008 Amount	Change vs. 2007	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$821	-13.9%	-5.1%	-5.3%	-3.5%	n/a

Gross profit margin	23.1%	-5.0pp	n/a	-1.9pp	-2.0pp	-1.1pp

Worldwide Revenues

GCG net sales for the quarter decreased 14% as compared with the prior-year quarter primarily as a result of volume declines within Prepress Solutions, unfavorable price/mix within Document Imaging and Digital Printing Solutions, and unfavorable foreign exchange.

Net worldwide sales of Prepress Solutions decreased 15%, primarily driven by volume declines and unfavorable foreign exchange. Volume declines occurred across most product lines as the decline in global print demand translated into decreased demand for consumables.

Net worldwide sales of Digital Printing Solutions decreased 15%, primarily driven by unfavorable price/mix and foreign exchange. Commercial equipment purchases were negatively impacted by the global economic issues. General price erosion and a mix shift toward units requiring lower levels of capital investment also contributed to the fourth quarter sales performance. Page volume growth in the color electrophotographic space grew 5% in spite of economic conditions.

Net worldwide sales of Document Imaging decreased 17%, primarily due to unfavorable price/mix, which was driven by a shift toward low-page volume product lines for both production and distributed scanners.

Net worldwide sales of Enterprise Solutions decreased 9%, primarily due to a decline in workflow volumes and unfavorable foreign exchange.

Gross Profit

The decline in gross profit dollars was primarily attributable to unfavorable foreign exchange, unfavorable price/mix, and lower volumes in Prepress Solutions due to market softness for consumables. The decline in gross profit margin was driven by unfavorable price/mix in Digital Printing and Document Imaging related to newly-introduced digital printers and scanners, and weakened demand for equipment, as well as unfavorable foreign exchange.

Selling, General and Administrative Expenses

SG&A expenses decreased by 24%, reflecting lower benefit costs (including postemployment benefits), favorable foreign exchange, and the ongoing efforts to achieve target cost models.

RESULTS OF OPERATIONS - DISCONTINUED OPERATIONS

The decrease in earnings from discontinued operations was due to the sale of Hermes Precisa Pty. Ltd. (“HPA”) in the fourth quarter of 2007. HPA was a majority-owned subsidiary of Kodak (Australasia) Pty. Ltd., a wholly owned subsidiary of the Company.

RESTRUCTURING COSTS, RATIONALIZATION AND OTHER

The Company recognizes the need to continually rationalize its workforce and streamline its operations to remain competitive in the face of an ever-changing business and economic climate. In the fourth quarter of 2008, the Company recorded rationalization charges, net of reversals, of $103 million.

The Company’s rationalization charges and utilization for 2008 were as follows:

			Long-lived Asset
		Exit	Impairments
	Severance	Costs	and Inventory	Accelerated
(in millions)	Reserve	Reserve	Write-downs	Depreciation	Total

Balance as of 12/31/07	$129	$35	$-	$-	$164

Q1 2008 charges	(11)	2	-	-	(9)
Q1 2008 utilization/cash payments	(44)	(6)	-	-	(50)
Q1 2008 other adjustments & reclasses	6	(1)	-	-	5
Balance as of 3/31/08	80	30	-	-	110

Q2 2008 charges	-	2	2	2	6
Q2 2008 reversals	-	(3)	-	-	(3)
Q2 2008 utilization/cash payments	(24)	(6)	(2)	(2)	(34)
Q2 2008 other adjustments & reclasses	-	2	-	-	2
Balance as of 6/30/08	56	25	-	-	81

Q3 2008 charges	45	3	5	2	55
Q3 2008 reversals	(3)	-	-	-	(3)
Q3 2008 utilization/cash payments	(16)	(5)	(5)	(2)	(28)
Q3 2008 other adjustments & reclasses	(3)	(1)	-	-	(4)
Balance as of 9/30/08	79	22	-	-	101

Q4 2008 charges	88	7	9	2	106
Q4 2008 reversals	(3)	-	-	-	(3)
Q4 2008 utilization/cash payments	(27)	(5)	(9)	(2)	(43)
Q4 2008 other adjustments & reclasses (1)	(28)	(3)	-	-	(31)
Balance as of 12/31/08	$109	$21	$-	$-	$130

(1) Reclassification of $31 million primarily for pension related special termination benefit charges, as well as foreign exchange.

During the three and twelve months ended December 31, 2008, the Company made cash payments of approximately $32 million and $133 million, respectively, related to rationalization.

The $103 million of charges, net of reversals, for the fourth quarter of 2008 includes $2 million of charges for accelerated depreciation and $1 million of charges for inventory write-downs, which were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2008. The remaining costs incurred, net of reversals, of $100 million were reported as restructuring costs, rationalization and other in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2008. The severance and exit costs reserves require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

The charges, net of reversals, of $103 million recorded in the fourth quarter of 2008 included $26 million applicable to FPEG, $16 million applicable to CDG, $34 million applicable to GCG, and $27 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

The ongoing rationalization actions implemented in the fourth quarter of 2008 are expected to generate future annual cash savings of approximately $128 million. These savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by $56 million, $59 million, and $13 million, respectively. On a year-to-date basis, the ongoing rationalization actions implemented during the year 2008 are expected to generate future annual cash savings of approximately $196 million. These savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by $97 million, $79 million, and $20 million, respectively. The Company began realizing these savings in the first quarter of 2008, and expects the savings to be fully realized by the end of the second quarter of 2009 as most of the actions and severance payouts are completed.

Restructuring and rationalization charges are expected beyond 2008, as the Company is taking a number of specific actions to strengthen its operations and become more competitive in the face of the continuing global economic downturn. These actions, which will be announced later today, include more tightly focusing its portfolio of investments, intensifying its emphasis on generating cash, and further streamlining its cost structure.

CASH FLOW ACTIVITY

	For the Year Ended
(in millions)	December 31,
	2008	2007	Change
Cash flows from operating activities:
Net cash (used in) provided by continuing operations	$(143)	$351	$(494)
Net cash provided by (used in) discontinued operations	296	(37)	333
Net cash provided by operating activities	153	314	(161)

Cash flows from investing activities:
Net cash used in continuing operations	(188)	(41)	(147)
Net cash provided by discontinued operations	-	2,449	(2,449)
Net cash (used in) provided by investing activities	(188)	2,408	(2,596)

Cash flows from financing activities:
Net cash used in continuing operations	(731)	(1,324)	593
Net cash provided by discontinued operations	-	44	(44)
Net cash used in financing activities	(731)	(1,280)	549

Effect of exchange rate changes on cash	(36)	36	(72)

Net (decrease) increase in cash and cash equivalents	$(802)	$1,478	$(2,280)

Operating Activities

Net cash used in continuing operations from operating activities increased $494 million for the year ended December 31, 2008 as compared with the prior year primarily as a result of the overall decline in earnings for the year, notably in the 4th quarter as a consequence of the global economic downturn. Also, while the Company's cash from operating activities did benefit from lower restructuring payments in 2008 and receipt of the previously disclosed tax refund from the U.S. Internal Revenue Service of $581 million, of which $270 million was reflected in earnings from continuing operations during the year, the Company also recognized income during the year which was non-cash in nature, or for which cash will be received in 2009. Furthermore, the Company expended cash in 2008 to reduce liabilities recorded as of the prior year end, which were not recorded at comparable levels as of December 31, 2008, due to the weak economic environment. The combination of these, and other, factors led to the use of cash in continuing operations from operating activities of $143 million in 2008, as compared with cash provided on the same basis of $351 million in 2007. Net cash provided by (used in) discontinued operations increased $333 million as compared with the prior year period due primarily to the receipt, in the second quarter of 2008, of the refund of past federal income taxes referred to above.

Investing Activities

Net cash used in continuing operations from investing activities increased $147 million for the year ended December 31, 2008 as compared with the corresponding period in 2007 due primarily to lower cash proceeds received from sales of assets and businesses. Net cash provided by discontinued operations for the year ended December 31, 2007 of $2,449 million represents the proceeds received from the sale of the Health Group in the second quarter of 2007 and the sale of the Company’s shares of Hermes Precisa Pty. Limited (HPA) in the fourth quarter of 2007.

Financing Activities

Net cash used in financing activities decreased $549 million for the year ended December 31, 2008 as compared with the corresponding period in 2007 due to lower repayments of borrowings, mainly due to the repayment of the Company’s Secured Term Debt in the second quarter of 2007 that was required as a result of the sale of the Health Group. These reductions in cash usage were partially offset by repurchases of the Company’s common stock of $301 million.

On June 24, 2008, the Company announced that its Board of Directors authorized a new share repurchase program allowing the Company, at management’s determination, to purchase up to $1.0 billion of its common stock. The program will expire at the earlier of December 31, 2009 or when the Company has used all authorized funds for the repurchase of shares. Through December 31, 2008, the Company repurchased approximately 20 million shares at an average price of $15.01 per share, for a total cost of $301 million under this program. While the share repurchase authorization remains in effect through the end of 2009, Kodak is not currently repurchasing any of its shares.

It is the Company’s practice to make semi-annual dividend payments which, when declared by its Board of Directors, will be paid on the Company’s 10th business day each July and December to shareholders of record on the close of the first business day of the preceding month. On May 14, 2008, the Board of Directors declared a semi-annual cash dividend of $.25 per share payable to shareholders of record at the close of business on June 1, 2008. This dividend, which amounted to $72 million, was paid on July 16, 2008. On October 14, 2008, the Board of Directors declared a semi-annual cash dividend of $.25 per share payable to shareholders of record at the close of business on November 3, 2008. This dividend, which amounted to $67 million, was paid on December 12, 2008.

The Company’s Secured Credit Agreement contains various affirmative and negative covenants customary in a facility of this type, including two quarterly financial covenants: (1) a consolidated debt for borrowed money to a rolling four-quarter sum of consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (subject to adjustments to exclude any extraordinary income or losses, as defined by the Secured Credit Agreement, interest income and certain non-cash items of income and expense) ratio of not greater than: 3.50 to 1 as of December 31, 2006 and thereafter, and (2) a consolidated EBITDA to consolidated interest expense (subject to adjustments to exclude interest expense not related to borrowed money) ratio, on a rolling four-quarter basis, of no less than 3 to 1. As of December 31, 2008, the Company maintained a substantial cash balance and was in full compliance with all of the financial covenants associated with its revolving credit agreement. The Company maintains this credit arrangement in order to provide additional financial flexibility and currently has no funds drawn in connection with this arrangement, other than a modest amount of outstanding letters of credit issued under the agreement. In the current environment, the Company continues to experience an earnings impact as a result of the economic downturn and also expects its earnings to be seasonal in nature, as is typical. The Company also expects to incur significant restructuring charges in the first half of 2009. The combination of these factors has an impact on the metrics used to determine financial covenant compliance. For this reason, management is engaged in dialogue with its agent and other key banks to ensure that the Company continues to have access to a revolving credit agreement.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: its ability to address the impact of the economic downturn; its employment reductions, costs, cash payments and savings under its restructuring program and other rationalization activities; new intellectual property licensing arrangements; the seasonality of its earnings; its expectations regarding the completion of its goodwill and long-lived asset impairment analyses; and its ability to have continued access to a secured credit facility.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

  execution of the digital growth and profitability strategies, business model and cash plan;
  alignment of the Company’s cost structure to the new economic realities;
  execution of the Company’s restructuring and rationalization activities;
  implementation of the Company’s plans to tighten its focus on its portfolio of investments;
  implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants and the ability to obtain amendments to, or waivers of, these covenants, if necessary;
  development and implementation of product go-to-market and e-commerce strategies;
  protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
  execution of intellectual property licensing programs and other strategies;
  integration of the Company's businesses to SAP, the Company's enterprise system software;
  execution of the Company’s planned process driven productivity gains;
  commercialization of the Company’s breakthrough technologies;
  ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;
  management of inventories, capital expenditures, working capital and cash conversion cycle;
  integration of acquired businesses and consolidation of the Company's subsidiary structure;
  improvement in manufacturing productivity and techniques;
  performance under the Company’s share repurchase program;
  conclusion of the Company’s goodwill and long-lived asset impairment analyses;
  improvement in supply chain efficiency and continued availability of essential components and services from concentrated sources of supply; and
  implementation of the strategies designed to address the decline in the Company's traditional businesses.

The forward-looking statements contained in this report are subject to the following additional risk factors:

  inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
  competitive actions, including pricing;
  uncertainty generated by volatility in the financial markets and the ability of our customers to obtain financing;
  the nature and pace of technology evolution;
  changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
  pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;
  general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
  the severity of the economic downturn and its effect upon customer spending;
  changes in market growth;
  ability to maintain adequate liquidity and financing sources and an appropriate level of debt;
  possible impairment of goodwill and other assets;
  continued effectiveness of internal controls; and
  other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.

Eastman Kodak Company

CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions, except per share data)	2008	2007	2008	2007

Net sales	$2,433	$3,220	$9,416	$10,301
Cost of goods sold	1,935	2,425	7,247	7,757
Gross profit	498	795	2,169	2,544
Selling, general and administrative expenses	403	525	1,583	1,778
Research and development costs	120	140	501	549
Restructuring costs, rationalization and other	100	63	140	543
Other operating (income) expenses, net	(5)	(63)	(19)	(96)
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	(120)	130	(36)	(230)
Interest expense	28	29	108	113
Other income (charges), net	17	8	55	87
(Loss) earnings from continuing operations before income taxes	(131)	109	(89)	(256)
Provision (benefit) for income taxes	2	17	(143)	(51)
(Loss) earnings from continuing operations	(133)	92	54	(205)
(Loss) earnings from discontinued operations, net of income taxes	(4)	123	285	881
NET (LOSS) EARNINGS	$(137)	$215	$339	$676

Basic net (loss) earnings per share:
Continuing operations	$(0.50)	$0.32	$0.19	$(0.71)
Discontinued operations	(0.01)	0.43	1.01	3.06
Total	$(0.51)	$0.75	$1.20	$2.35

Diluted net (loss) earnings per share:
Continuing operations	$(0.50)	$0.31	$0.19	$(0.71)
Discontinued operations	(0.01)	0.40	1.01	3.06
Total	$(0.51)	$0.71	$1.20	$2.35

Number of common shares used in basic net (loss) earnings per share	268.6	288.0	281.8	287.7
Incremental shares from assumed issuance of unvested share-based awards	-	0.4	0.2	-
Convertible securities	-	18.6	-	-
Number of common shares used in diluted net (loss) earnings per share	268.6	307.0	282.0	287.7

Cash dividends paid per share	$0.25	$0.25	$0.50	$0.50

Eastman Kodak Company

CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED

(in millions, except share and per share data)	As of December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,145	$2,947
Receivables, net	1,716	1,939
Inventories, net	948	943
Other current assets	174	224
Total current assets	4,983	6,053

Property, plant and equipment, net	1,551	1,811
Goodwill	1,681	1,657
Other long-term assets	1,745	4,138
TOTAL ASSETS	$9,960	$13,659
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$3,267	$3,794
Short-term borrowings and current portion of long-term debt	51	308
Accrued income and other taxes	144	344
Total current liabilities	3,462	4,446

Long-term debt, net of current portion	1,252	1,289
Pension and other postretirement liabilities	2,382	3,444
Other long-term liabilities	1,122	1,451
Total liabilities	8,218	10,630

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Common stock, $2.50 par value, 950,000,000 shares authorized; 391,292,760 shares issued as of December 31, 2008 and 2007; 268,169,055 and 287,999,830 shares outstanding as of December 31, 2008 and 2007	978	978
Additional paid in capital	901	889
Retained earnings	6,660	6,474
Accumulated other comprehensive (loss) income	(749)	452
	7,790	8,793
Treasury stock, at cost 123,123,705 shares as of December 31, 2008 and 103,292,930 shares as of December 31, 2007	6,048	5,764
Total shareholders’ equity	1,742	3,029
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,960	$13,659

Eastman Kodak Company

CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED

	Twelve Months Ended
	December 31
	2008	2007

Cash flows from operating activities:
Net earnings	$339	$676
Adjustments to reconcile to net cash provided by operating activities:
Earnings from discontinued operations, net of income taxes	(285)	(881)
Depreciation and amortization	500	785
Gain on sales of businesses/assets	(14)	(157)
Non-cash restructuring and rationalization costs, asset impairments and other charges	16	336
Provision for deferred income taxes	20	54
Decrease in receivables	148	161
(Increase) decrease in inventories	(20)	108
Decrease in liabilities excluding borrowings	(720)	(624)
Other items, net	(127)	(107)
Total adjustments	(482)	(325)
Net cash (used in) provided by continuing operations	(143)	351
Net cash provided by (used in) discontinued operations	296	(37)
Net cash provided by operating activities	153	314
Cash flows from investing activities:
Additions to properties	(254)	(259)
Net proceeds from sales of businesses/assets	92	227
Acquisitions, net of cash acquired	(38)	(2)
Marketable securities - sales	162	166
Marketable securities - purchases	(150)	(173)
Net cash used in continuing operations	(188)	(41)
Net cash provided by discontinued operations	-	2,449
Net cash (used in) provided by investing activities	(188)	2,408
Cash flows from financing activities:
Stock repurchases	(301)	-
Proceeds from borrowings	155	177
Repayment of borrowings	(446)	(1,363)
Dividends to shareholders	(139)	(144)
Exercise of employee stock options	-	6
Net cash used in continuing operations	(731)	(1,324)
Net cash provided by discontinued operations	-	44
Net cash used in financing activities	(731)	(1,280)
Effect of exchange rate changes on cash	(36)	36
Net (decrease) increase in cash and cash equivalents	(802)	1,478
Cash and cash equivalents, beginning of year	2,947	1,469
Cash and cash equivalents, end of year	$2,145	$2,947

Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited

(in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
				Foreign Currency				Foreign Currency
	2008	2007	Change	Impact*	2008	2007	Change	Impact*
Consumer Digital Imaging Group
Inside the U.S.	$643	$890	-28%	0%	$1,811	$2,012	-10%	0%
Outside the U.S.	315	482	-35	-6	1,277	1,235	+3	+3
Total Consumer Digital Imaging Group	958	1,372	-30	-2	3,088	3,247	-5	+1

Film, Photofinishing and Entertainment Group
Inside the U.S.	188	251	-25	0	835	1,054	-21	0
Outside the U.S.	464	643	-28	-4	2,152	2,578	-17	+3
Total Film, Photofinishing and Entertainment Group	652	894	-27	-3	2,987	3,632	-18	+2

Graphic Communications Group
Inside the U.S.	253	302	-16	0	1,036	1,178	-12	0
Outside the U.S.	568	651	-13	-5	2,298	2,235	+3	+5
Total Graphic Communications Group	821	953	-14	-4	3,334	3,413	-2	+3

All Other
Inside the U.S.	1	2			7	10
Outside the U.S.	1	(1)			-	(1)
Total All Other	2	1			7	9

Consolidated
Inside the U.S.	1,085	1,445	-25	0	3,689	4,254	-13	0
Outside the U.S.	1,348	1,775	-24	-5	5,727	6,047	-5	+4
Consolidated Total	$2,433	$3,220	-24%	-3%	$9,416	$10,301	-9%	+2%

* Represents the percentage point change in segment net sales for the period that is attributable to foreign currency fluctuations

(Loss) Earnings from Continuing Operations Before Interest Expense, Other Income (Charges), Net and Income Taxes - Unaudited

	Three Months Ended			Twelve Months Ended
(in millions)	December 31,			December 31,
	2008	2007	Change	2008	2007	Change

Consumer Digital Imaging Group	$(40)	$91	-144%	$(177)	$(17)	-941%
Film, Photofinishing and Entertainment Group	39	17	+129	196	281	-30
Graphic Communications Group	(4)	30	-113	31	104	-70
All Other	(4)	(8)	+50	(17)	(25)	+32
Total of segments	(9)	130	-107	33	343	-90
Restructuring costs, rationalization and other	(103)	(68)		(149)	(662)
Postemployment benefit changes	-	-		94	-
Other operating income (expenses), net	5	63		19	96
Legal contingency	(16)	-		(26)	-
Legal settlement	-	5		(10)	(7)
Brazil export credit DHL reversal	3	-		3	-
Interest expense	(28)	(29)		(108)	(113)
Other income (charges), net	17	8		55	87
Consolidated (loss) earnings from continuing operations before income taxes	$(131)	$109	-220%	$(89)	$(256)	+65%

CONTACT:
Kodak
Financial Media:
David Lanzillo, +1-585-781-5481
david.lanzillo@kodak.com
OR
Barbara Pierce, +1-585-724-5036
barbara.pierce@kodak.com
OR
Investor Relations:
Ann McCorvey, +1-585-724-5096
antoinette.mccorvey@kodak.com
OR
Angela Nash, +1-585-724-0982
angela.nash@kodak.com